Exhibit 99.4

Consent of Director Nominee

Just Eat Takeaway.com N.V. is filing a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with its acquisition of Grubhub Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the Supervisory Board of Just Eat Takeaway.com N.V. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Lloyd Frink
Name:	Lloyd Frink
Date:	December 23, 2020